MetaSource Group Merges with AgencyFish

New York--- January 17, 2003---Moving to extend its applications and marketing services reach, MetaSource Group, Inc. today announced its merger with AgencyFish of London.

AgencyFish is an award-winning leader in marketing services including e-marketing application design, communications strategy, identity, print design, logistics and project management. Clients include CNN Turner Broadcasting, Daiwa, Fox Sports, ISI--Denstu Europe, Morgan Stanley Dean Witter, SriLankan Airlines and Atis Real Weatheralls.

Commenting on the merger, Stephen Peaple, Director at AgencyFish, said "This is a defining moment for AgencyFish, as we are now in position to vastly broaden our services and improve margins. As part of MetaSource we can now deliver cost effective application development, marketing programmes and research to our clients and new prospects."

Courtney Smith, CEO of MetaSource Group, said "With AgencyFish we round out our services to enterprise customers, and acquire some of the UK's leading designers and consultants. I hope and expect this acquisition to benefit shareholders and be accretive to earnings."

The acquisition is subject to closing conditions and is expected to close in February.

MetaSource Group is a consortium of companies that design and implement software and provide research and consulting services to businesses around the world. Services range from application development to research on current IT trends to conferences and publications for IT decisionmakers from the world's leading companies.

For information on AgencyFish, please visit www.agencyfish.com

MetaSource trades in the US under the symbol MTSR and is headquartered in New York City, with offices throughout the US and the UK. For more information please see visit our website at www.metasourcegroup.com.





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Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

Contact:

For AgencyFish, Stephen Peaple, 44 207 234 0171

For MetaSource Group, Rajul Mathur, 646.805.5141

















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